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                                J.P. MORGAN FUNDS

                                  AMENDMENT TO
                          AMENDED AND RESTATED BY-LAWS
                                       OF
                     EACH MASTER TRUST LISTED ON SCHEDULE I
                                       AND
                     EACH FEEDER TRUST LISTED ON SCHEDULE II
                                       AND
                  EACH STAND ALONE TRUST LISTED ON SCHEDULE III

                                   ("BY-LAWS")

         Pursuant to Article X of the By-Laws, the Trustees of J.P. Morgan Funds, by unanimous vote at a meeting held on July 14, 2004, amended the By-Laws as follows (revised language is marked):

1.       Article III, Section 1 is amended to read:

                  "Section 1. Meetings of Holders; Quorum; Vote Required. Meetings of Holders may be called at any time by a majority of the Trustees and shall be called by any Trustee upon written request of the Holders holding, in the aggregate, not less than 10% of the Interests in the case of each Master Trust or 10% of the voting securities entitled to vote thereat in the case of each Feeder Trust and each Stand Alone Trust, such request specifying the purpose or purposes for which such meeting is to be called.

                  "Any such meeting shall be held within or without the state of organization of the Trust and within, or, if applicable, in the case of a Master Trust only without, the United States of America on such day and at such time as the Trustees shall designate. Holders of a majority of the Interests in the case of each Master Trust or a majority of the voting securities entitled to vote thereat in the case of each Feeder Trust and each Stand Alone Trust, present in person or by proxy, shall constitute a quorum for the transaction of any business, except as may otherwise be required by the 1940 Act, other applicable law, the Declaration or these By-Laws. If a quorum is present at a meeting, an affirmative vote of the Holders present in person or by proxy, holding more than 50% of the total Interests in the case of each Master Trust, or 50% of the voting securities entitled to vote thereat in the case of each Feeder Trust and each Stand Alone Trust, present, either in person or by proxy, at such meeting and constitutes the action of the Holders unless a greater number of affirmative votes is required by the 1940 Act, other applicable law, the Declaration or these By-Laws.
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                           "All or any one or more Holders may participate in a
         meeting of the Holders by means of a conference telephone or similar communications equipment by means of which all person participating in the meeting can hear each other, and participation in a meeting by means of such communications equipment shall constitute presence in person at such meeting.

                           "In the case of The Series Portfolio or any Feeder Trust or any Stand Alone Trust, whenever a matter is required to be voted by Holders of the Trust in the aggregate under Section 9.1 and
         Section 9.2 of the Declaration of the Series Portfolio or Section 6.8 and Section 6.9 and Section 6.9 (g) of the Declaration of the Feeder Trust and the Stand Alone Trust, the Trust may either hold a meeting of the Holders of all series, as defined in Section 1.2 of the Declaration of The Series Portfolio or Section 6.9 of the Declaration of the Feeder Trust and the Stand Alone Trust, to vote on such matter, or hold separate meetings of Holders of each of the individual series to vote on such matter, provided that (i) such separate meetings shall be held within one year of each other, (ii) a quorum consisting of the Holders of a majority of the voting securities of the individual series entitled to vote shall be present at each such separate meeting except as may otherwise be required by the 1940 Act, other applicable law, the Declaration or these By-Laws and (iii) a quorum consisting of the Holders of a majority of all voting securities of the Trust entitled to vote, except as may otherwise be required by the 1940 Act, other applicable law, the Declaration or these By-Laws, shall be present in the aggregate at such separate meetings, and the votes of Holders at all such separate meetings shall be aggregated in order to determine if sufficient votes have been cast for such matter to be voted."

2.       Article III, Section 2 is amended to read:

         "Section 2.  Notice of Meetings; Waiver of Notice; Adjournments.

                  (a) Notice of each meeting of Holders stating the time, place and purpose of the meeting, shall be given by the Trustees by mail to each Holder, at its registered address, mailed at least 10 days and not more than 90 days before the meeting. Notice of any meeting may be waived in writing by any Holder either before or after such meeting. The attendance of a Holder at a meeting shall constitute a waiver of notice of such meeting except in the situation in which a Holder attends a meeting for the express purpose of objecting to the transaction of any business on ground that the meeting was not lawfully called or convened. At any meeting, any business properly before the meeting may be considered whether or not stated in the notice of the meeting.

                  "In the case of The Series Portfolio and each Feeder Trust and each Stand Alone Trust, where separate meetings are held for Holders of each
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         of the individual series to vote on a matter required to be voted on by Holders of the Trust in the aggregate, as provided in Article III, Section 1 above, notice of each such separate meeting shall be provided in the manner described above in this Section 2.

                  "(b) Any meeting of Holders, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the Shares represented at the meeting, either in person or by proxy. Notwithstanding the above, broker non-votes will be excluded from the denominator of the calculation of the number of votes required to approve any proposal to adjourn a meeting. Notice of adjournment of a Holders' meeting to another time or place need not be given, if such time and place are announced at the meeting at which adjournment is taken and the adjourned meeting is held within a reasonable time after the date set for the original meeting. At any adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting."

3.       Article III, Section 6 is amended to read:

                  "Section 6. Conduct of Meetings. The meetings of Holders shall be presided over by the President, or if he or she is not present, by the Chairman, or if he or she is not present, by any Vice President, unless there is an Executive Vice President, or if none of them is present, then any officer of the Trust appointed by the President to act on his or her behalf shall preside over such meetings. The Secretary, if present, shall act as a Secretary of such meetings, or if he or she is not present or is otherwise presiding over the meeting in another capacity, an Assistant Secretary, if any, shall so act. If neither the Secretary nor the Assistant Secretary is present or, if present, the Secretary is otherwise presiding over the meeting in another capacity, then any such person appointed by the Secretary to act on his or her behalf shall act as Secretary of such meetings."